Exhibit 99.1

CONTACT:
Cheryl D. Hodges
(859) 392-3331

OMNICARE APPOINTS JAMES D. SHELTON TO

BOARD OF DIRECTORS

COVINGTON, Ky., February 27, 2008 – Omnicare, Inc. (NYSE:OCR), one of the nation’s leading providers of pharmaceutical care for the elderly, today announced the appointment of James D. Shelton to its Board of Directors. Mr. Shelton’s appointment represents the first of two planned appointments of independent directors to Omnicare’s Board prior to its 2008 Annual Meeting of Stockholders.

Joel F. Gemunder, Omnicare’s president and chief executive officer, said, “Denny is an outstanding addition to our Board. He brings extensive industry experience and entrepreneurial skills honed over a long and successful career in healthcare. We look forward to his contributions as we continue to enhance Omnicare’s industry leading platform.”

“I am pleased to be joining Omnicare’s Board,” said Mr. Shelton. “I have long admired what Omnicare has accomplished over its long history. I look forward to working closely with the other Board members and the Company’s management to build upon the Company’s solid foundation and drive shareholder value.”

Mr. Shelton is chairman of the board of Legacy Hospital Partners, Inc., a privately held company that will own, operate and manage acute care hospitals in small cities and select urban markets throughout the United States. Headquartered in Plano, Texas, and established in January 2008, Legacy is owned by affiliates of private equity firm CCMP Capital Advisors, LLC and the Canada Pension Plan Investment Board as well as members of management. He was the founder, chairman and chief executive officer of Triad Hospitals Inc. until the organization was sold in 2007. Mr. Shelton is a director of the non-profit organization Health Coverage Foundation, a group looking to promote private solutions for the medically uninsured in America. Mr. Shelton also serves as a Senior Advisor to CCMP. Mr. Shelton served on the Board of the Federation of American Hospitals for ten years and the Board of American Hospital Association for three years. He has a B.A. from Louisiana State University and an M.S. from the Graduate School of Public Administration (now the Harry S. Truman School of Public Administration) at the University of Missouri at Columbia.

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities and other chronic care settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada. Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings. Omnicare’s pharmacy services also include distribution and patient assistance services for specialty pharmaceuticals. Omnicare offers clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide. For more information, visit the company’s Web site at www.omnicare.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill; market conditions; the outcome of audit, compliance, administrative or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on Omnicare, Inc., visit www.omnicare.com.

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